UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 18, 2026

CAMP4 THERAPEUTICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-42365	81-1152476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Building 1400 West, 3rd Floor Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)
(Registrant’s telephone number, including area code): (617) 651-8867
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CAMP	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 18, 2026, the Board of Directors (the “Board”) of the CAMP4 Therapeutics Corporation (the “Company”) appointed Michael MacLean as a Class III director, effective April 1, 2026 (the “Appointment Date”). Mr. MacLean has also been appointed to the Audit Committee and Compensation Committee of the Board, effective on the Appointment Date. In connection with this director appointment, the Board increased the size of the Board from eight members to nine members.
Mr. MacLean, age 60, has over 35 years of financial leadership experience in the biotechnology and life sciences industries, with extensive expertise in public company reporting, capital markets transactions, internal controls, and corporate governance. He most recently served as Chief Financial Officer of Avidity Biosciences, Inc., a publicly traded company, until its acquisition by Novartis, a position he held from May 2020 through April 2026. Mr. MacLean joined Avidity prior to its initial public offering and was responsible for its finance and business functions through its initial public offering and subsequent growth as a multinational organization. He also served as a principal negotiator in connection with the company’s acquisition by Novartis and a multi-target cardiology collaboration with Bristol Myers Squibb. Previously, Mr. MacLean served as Chief Financial Officer of Akcea Therapeutics, Inc. from 2017 to 2020 and as Chief Financial Officer of PureTech Health plc from 2015 to 2017. Earlier in his career, he held senior finance roles at Biogen Inc., including Senior Vice President–Finance and Chief Accounting Officer, and served as an audit partner at a Big Four accounting firm. Mr. MacLean served on the board of directors of Verve Therapeutics, Inc. from 2021 to 2025 and as Chair of its Audit Committee. Mr. MacLean holds a B.S. in Accounting from Boston College. The Company believes that Mr. MacLean’s experience as a chief financial officer of life sciences companies and his experience in the life sciences industry qualify him to serve on the Board.

Also on March 18, 2026, the Board approved an amendment to the Company’s non-employee director compensation policy (as amended, the “Non-Employee Director Compensation Policy”), to provide that each non-employee director who is first elected or appointed to the Board on or after the Appointment Date will be granted an option under the Company’s 2024 Equity Incentive Plan (the “2024 Plan”) to purchase 56,000 shares of the Company’s common stock, such option to vest in monthly installments over three years from grant. On the Appointment Date, Mr. MacLean will be granted an option under the 2024 Plan to purchase 56,000 shares of the Company’s common stock in accordance with the Non-Employee Director Compensation Policy. Additionally, Mr. MacLean will receive the cash retainers provided under the Non-Employee Director Compensation Policy for service on the Board, the Audit Committee, and the Compensation Committee.
Also in connection with his appointment to the Board, Mr. MacLean will enter into the Company’s standard form of indemnification agreement for directors, a copy of which was filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1/A (File No. 333-282241) filed with the SEC on September 26, 2024.
Mr. MacLean is not subject to any arrangements or understandings with any other person pursuant to which he was appointed as a director of the Company. Mr. MacLean was not involved in any transactions with the Company in an amount exceeding $120,000 since the beginning of the Company’s last fiscal year and there are no such currently proposed transactions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMP4 THERAPEUTICS CORPORATION

By:	/s/ Josh Mandel-Brehm
Name: Josh Mandel-Brehm
Title: President and Chief Executive Officer
Date: March 24, 2026